Exhibit 99.1

News Release

Contact:	Curtis Garner Chief Financial Officer Otelco Inc. 205-625-3571 Curtis@otelcotel.com

OTELCO ANNOUNCES RESTRUCTURING TRANSACTION

ONEONTA, Alabama (Feb. 1, 2013) — Otelco Inc. (NASDAQ: OTT; TSX: OTT.un), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced a restructuring transaction, which will strengthen the Company by deleveraging its balance sheet and reducing its overall indebtedness by approximately $135 million. Otelco has reached an agreement with its senior lenders to amend and extend the terms of its current senior financing through April 2016. In addition, our IDS units will be cancelled and the existing senior subordinated debt will be converted into equity. The vast bulk of our subordinated debt is held in the IDS units, and, as such, our IDS unit holders will continue to be significant shareholders of the Company as they are today. These efforts will better position the Company to compete in the 21st century telecommunications marketplace, solve the near-term maturity of the Company’s senior secured financing, and significantly reduce the Company’s debt burden. The Company currently has over $32 million in cash and sufficient liquidity to consummate this transaction.

In April 2012, Otelco announced the loss of a material contract to provide services to Time Warner Cable (TWC). The Time Warner contract expired on December 31, 2012 and TWC elected to begin performing services in-house rather than renewing the contract with Otelco. In addition to the loss of the TWC contract, recent rulings by the FCC will also continue to negatively impact the Company’s revenues. After consulting with advisors, the Board of Directors and senior management have concluded that reducing the Company’s debt and improving its capital structure will be best implemented through a “pre-packaged” chapter 11 filing which has the support of the Company’s senior lenders.

Before making its chapter 11 filing, Otelco will seek the support of holders of record on February 8, 2013, of its senior subordinated notes (including notes held in the form of IDSs) for the proposed plan through a solicitation process that will occur in February, 2013. The voting process will take approximately 35 days. After that period, Otelco intends to voluntarily file its reorganization plan with the U.S. Bankruptcy Court in Delaware.

The chapter 11 process is designed to allow a company to continue its operations both during and after the filing. Thus, neither the solicitation nor the actual filing is expected to impact Otelco’s day-to-day operations. Otelco will continue to provide its customers with the quality services they have come to expect. “This filing will have no impact on our operations,” stated Michael Weaver, CEO of Otelco. “Our offices are open, all our employees are working and we’re still providing excellent service to all our customers. We hope to be in chapter 11 for a brief period of time. We have significant liquidity and it’s business as usual for us.” In addition, Otelco is, and intends to remain, current with all of its vendors.

“Our proposed plan, with the extension of the existing senior credit facility, will reduce total debt, simplify our capital structure and strengthen our balance sheet. I am confident that this restructuring represents the best possible outcome for the Company and our IDS unit holders and I highly encourage the IDS holders to support it with a ‘yes’ vote during the solicitation,” continued Weaver.

The Company will hold a conference call to discuss the planned chapter 11 filing with investors on Friday, February 1, 2013, at 1:00 p.m. (Eastern Time). To listen to the call, participants should dial 719-325-4858 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 3:00 p.m. (Eastern Time) on February 1, 2013 through midnight on March 31, 2013 by dialing (719) 457-0820 and entering Confirmation Code 3741326. The live broadcast of Otelco’s conference call will be available online at www.OtelcoInc.com on February 1, 2013, beginning at 1:00 p.m. (Eastern Time). The online replay will be available at approximately 3:00 p.m. (Eastern Time) and continue for 60 days. A transcript of the call will also be available on the Company’s website on Monday, February 4, 2013 by the close of business.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s restructuring plans or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance that the restructuring transaction described herein will be consummated. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With approximately 99,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.